Exhibit 8.2

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

July 20, 2016

Board of Directors

Parkway Properties, Inc.

Bank of America Center

Suite 2400

390 North Orange Avenue

Orlando, Florida 32801

Ladies and Gentlemen:

We have acted as counsel to you in connection with (i) the proposed merger (the “Merger”) of Parkway Properties, Inc., a Maryland corporation (“Parkway”), with and into Clinic Sub Inc., a Maryland corporation (“Merger Sub”) and a direct wholly owned subsidiary of Cousins Properties Incorporated, a Georgia corporation (“Cousins”), with Merger Sub as the surviving corporation, and (ii) the subsequent spin-off (“Spin-Off”) of the Houston-based assets of both companies into a new publicly traded real estate investment trust, Parkway, Inc., pursuant to that certain Agreement and Plan of Merger, and the exhibits thereto, by and among Parkway, Parkway Properties LP, a Delaware limited partnership (“Parkway LP”), Cousins and Merger Sub, dated as of April 28, 2016 (the “Merger Agreement”). This opinion is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-211849) of Cousins, including the joint proxy statement/prospectus forming a part thereof filed with the Securities and Exchange Commission on June 6, 2016 (the “Registration Statement”). Capitalized terms used herein and which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

In connection with the preparation of this opinion, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; and (3) such other instruments and documents as we have deemed necessary or appropriate (collectively the “Reviewed Documents”).

Assumptions

In connection with rendering this opinion, we have assumed (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), that:

1. (A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all executed documents have been or will be, as the case may be, properly executed.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam   Baltimore  Beijing  Brussels  Caracas  Colorado  Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan   Monterrey  Moscow  Munich  New York  Northern  Virginia  Paris  Perth  Philadelphia  Rio de Janeiro  Rome  San Francisco  São Paulo  Shanghai  Silicon  Valley  Singapore  Sydney  Tokyo  Ulaanbaatar  Warsaw  Washington DC  Associated offices: Budapest  Jakarta  Jeddah  Riyadh  Zagreb. For more information see www.hoganlovells.com

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2. There will have been, by the Effective Time, or at such other time as contemplated in the Merger Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

3. To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by Parkway, Parkway LP, Cousins and Merger Sub, and their respective managers, employees, officers, directors, and stockholders, including, but not limited to, those in the Reviewed Documents (but, for these purposes, not including the Registration Statement), have been and will continue to be true, complete, and accurate in all material respects.

4. All representations, warranties, and statements made or agreed to by Parkway, Parkway LP, Cousins and Merger Sub, and by their respective managers, employees, officers, directors, and stockholders in the Registration Statement, insofar as they relate to the Merger, Spin-Off and/or any other action or transaction to be undertaken in connection with or pursuant to the Merger Agreement, have been and will continue to be true, complete, and accurate in all respects.

5. The Merger Agreement is valid and binding in accordance with its terms. The Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof) and as described in the Registration Statement.

6. The Merger qualifies as a merger under the applicable laws of Maryland.

7. Each of Cousins and Parkway will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.

Opinion

Based solely upon and subject to the foregoing, we are of the opinion that, although the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” does not purport to summarize all possible U.S. federal income tax consequences of the transactions discussed therein, such discussion insofar as it summarizes United States federal income tax law, is accurate in all material respects.

In addition to the assumptions set forth above, this opinion is subject to the qualifications, assumptions and limitations set forth in the Registration Statement and to the exceptions, limitations, and qualifications set forth below:

1. The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of

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our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Neither Parkway nor Cousins has requested a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2. Our opinion is limited to the specific matters set forth above.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the section in the Registration Statement titled “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP